                                                                    Exhibit 12.1

                                  MANPOWER INC.

                       Ratio of Earnings to Fixed Charges

                                  (in millions)

                                                                   Years Ended December 31,
                                                    ------------------------------------------------------
                                                     2001        2000        1999        1998        1997
                                                    ------      ------      ------      ------      ------
Earnings:
    Earnings before income taxes                    $197.9      $265.2      $205.8      $113.8      $249.2
    Fixed charges                                    107.4        94.0        71.6        65.1        47.2
                                                    ------      ------      ------      ------      ------
                                                    $305.3      $359.2      $277.4      $178.9      $296.4
                                                    ======      ======      ======      ======      ======

Fixed charges:
    Interest (expensed or capitalized)              $ 39.1      $ 35.0      $ 17.3      $ 19.2      $ 11.1
    Estimated interest portion of rent expense        68.3        59.0        54.3        45.9        36.1
                                                    ------      ------      ------      ------      ------
                                                    $107.4      $ 94.0      $ 71.6      $ 65.1      $ 47.2
                                                    ======      ======      ======      ======      ======

Ratio of earnings to fixed charges                     2.8         3.8         3.9         2.7         6.3
                                                    ======      ======      ======      ======      ======
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